CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 22, 2009, relating to the financial statements and financial highlights which appear in the August 31, 2009 Annual Reports to Shareholders of Columbia Strategic Investor Fund, Columbia International Stock Fund, Columbia Mid Cap Growth Fund, Columbia Small Cap Growth Fund I, Columbia Technology Fund, Columbia Balanced Fund, Columbia Conservative High Yield Fund, Columbia Real Estate Equity Fund, Columbia Federal Securities Fund, Columbia Greater China Fund and Columbia Oregon Intermediate Municipal Bond Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
December 29, 2009